Exhibit 5.1
June 17, 2011
Board of Directors
UniSource Energy Corporation
One South Church Avenue, Suite 100
Tuscon, Arizona 85701

Re:	UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan
Ladies and Gentlemen:
We have acted as counsel to UniSource Energy Corporation, an Arizona corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Securities Act”), relating to the registration of 1,340,000 shares of its common stock, no par value (the “Shares”), issuable pursuant to the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan (the “Plan”).
This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinions set forth herein, we have examined (i) the Registration Statement and exhibits thereto; (ii) the Amended and Restated Articles of Incorporation of the Company as currently in effect; (iii) the Bylaws of the Company as currently in effect; (iv) resolutions adopted by the Board of Directors of the Company relating to the Plan and the offering and sale of the Shares; and (v) a specimen certificate for the Shares. We have also examined such other documents and records and have made such other investigation as we have deemed necessary or appropriate to render the opinions set forth below. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have assumed the legal competency and capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic, certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. For purposes of this opinion, we have assumed that any restricted stock issued pursuant to the Plan will be issued for consideration other than future services.
The opinions herein are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update, revise, or supplement our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares shall have been issued and delivered in accordance with the Plan, including receipt of the purchase price therefor as contemplated in the Plan, the Shares will be validly issued, fully paid, and nonassessable. For purposes of this opinion, we have assumed that the Shares that underlie awards under the Plan that are outstanding on the date hereof or that are available for issuance on the date hereof have been or will be allocated to the Plan in the records of the Company and its transfer agent. This opinion relates only to original issuance securities.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company, the Shares, or the Registration Statement.

Very truly yours,
/s/ Snell & Wilmer L.L.P.